SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 30, 2014

ARISTA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36468	20-1751121
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5453 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices)

(408) 547-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Amendment to Lease Agreement

On July 30, 2014, Arista Networks, Inc. (the “Company” or “Arista”) entered into a Second Amendment to the Lease Agreement dated August 10, 2012 with The Irvine Company LLC (the “Landlord”), pursuant to which the Company will lease an additional 60,517 square feet in a building located at 5451 Great America Parkway, Santa Clara, California (the “5451 Great America Building”). The space will consist of approximately 30,238 square feet on the 5th floor and 30,279 square feet on the 4th floor of the 5451 Great America building. Tenant improvements are planned on the premises and Arista will be required to pay all costs to perform tenant improvement in excess of the Landlord’s maximum contribution amount of $3.3 million.

The lease term for the 5th floor is scheduled to commence on January 1, 2015. Arista is obligated to pay base rent as to the 5th floor beginning on the commencement date therefor, at rates that adjust over the lease term. The monthly base rent, which is in addition to any applicable taxes, utilities, and other operating expenses, commences at $96,762 per month in the first year and increases to $122,464 per month in the last year.

The lease term for the 4th floor is scheduled to commence on January 1, 2016. Arista is obligated to pay base rent as to the 4th floor beginning on the commencement date therefor, at rates that adjust over the lease term. The monthly base rent, which is in addition to any applicable taxes, utilities and other operating expenses commences, at $99,921 per month in the first year and increases to $122,630 per month in the last year.

The lease is scheduled to expire on September 30, 2023.

The foregoing description of the Second Amendment to Lease Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Second Amendment to Lease Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA NETWORKS, INC.
Date: July 31, 2014
By: /s/ Kelyn Brannon
Kelyn Brannon
Chief Financial Officer